Exhibit 99.2

Tableau Appoints Gerri Martin-Flickinger, Starbucks CTO, to Board of Directors

SEATTLE, Wash., February 1, 2018 - Tableau Software (NYSE: DATA) announced today the appointment of Gerri Martin-Flickinger to its Board of Directors. Martin-Flickinger is Executive Vice President and Chief Technology Officer at Starbucks. She is responsible for leading an innovative team of technologists, focused on delivering technology that enables Starbucks to connect with customers around the globe.
"We're delighted to welcome Gerri to Tableau and as an advocate for our mission to help people see and understand data," said Adam Selipsky, President and CEO at Tableau. "Gerri continues to transform the Starbucks Technology organization while enabling industry-leading innovations. Her deep experience with enterprise technology requirements will be a great asset for Tableau as we continue to help more people and organizations around the word harness the power of their data."
"Tableau's innovations have changed how people work with data at scale," said Martin-Flickinger. "I am excited to join the Tableau Board of Directors and share my technology experience and commitment to operational excellence and innovation. Making smart decisions supported by data is critical to all organizations, so I am looking forward to supporting Tableau's mission of helping people see and understand their data."
Prior to Starbucks, Martin-Flickinger served as Chief Information Officer at Adobe, where she played a key role in Adobe's transformation to a cloud-based and subscription-led business. Before Adobe, she was CIO at VeriSign, Network Associates, Inc., and McAfee Associates, Inc. She holds a B.S. in Computer Science from Washington State University and has been a member of the Wall Street Journal CIO Network and the Sierra Ventures CIO Advisory Board.
About Tableau Software
Tableau (NYSE: DATA) helps people see and understand data and explore with limitless visual analytics. Customers can build dashboards and perform ad hoc analyses in just a few clicks. They can share their work with anyone and make an impact on their business. From global enterprises to early-stage startups and small businesses, more than 70,000 customer accounts around the world use Tableau to turn data into actionable insights, and more than 300,000 people use Tableau Public to share public data in their blogs and websites. See how Tableau can help you by downloading the free trial at www.tableau.com/trial.

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